Exhibit 10.6

July 14, 2009

Mr. Didier Guibal

18 Via Paradiso Street

Las Vegas, NV 89011

Dear Mr. Guibal:

We are pleased to offer you a position with Websense, Inc. This letter summarizes the offer’s terms and conditions. This offer is contigent upon the successful completion of a background check.

Websense agrees to employ you in the position of Executive Vice President, Worldwide Head of Sales, beginning July 27, 2009.

As Worldwide Head of Sales, all Websense’ Sales Reps, Systems Engineers and Channel Representatives will report to you, effective on your start date. Working with our CEO, President and other senior executives, you will be responsible not only for attaining our billings targets, but also for driving planning and defining policies that maximize our sales execution. You will also be responsible for the quality and competence of the whole Sales team, globally. Websense has a rapidly expanding set of offerings and excellent opportunities globally to sell this expanded offering, so “growing” our Sales team will be crucial to our long term success. We will also rely on you to insure the integrity of our Sales teams’ operations, globally. Websense’ CEO and Board believe strongly that integrity must come first, even over performance. We look to you to set the “tone from the top” for this critical aspect of how we operate. Your job responsibilities may change over time, to reflect Websense business objectives or other conditions.

You will report to Gene Hodges, CEO. Your beginning salary while employed by Websense will be $10,769.92 biweekly ($280,000 on an annual basis). You will also participate in a sales incentive compensation plan that includes annual commissions of $280,000.00 at 100% of targeted sales. This plan will include commissions that will be paid quarterly, according to performance targets, with an additional annual component, again based on performance targets. This plan may be altered or changed at any time by Websense CEO or Board, to reflect changes in business objectives or other changing conditions.

Incentive compensation for the third quarter (Q3) of 2009 will be guaranteed and prorated based upon your start date. Your fourth quarter (Q4) 2009 incentive compensation will be set during Q3 2009 and will be consistent with then current corporate guidance for billings and operating income. Your 2010 quotas will be planned during Q4 2009 and you will carry the WW corporate billings quota. Your performance will be reviewed by the Board of Directors in the first quarter of 2010, and your cash and equity compensation may be increased at that time, given strong performance.

Your job is exempt, which means you are not subject to the minimum wage and overtime provisions of the Federal Fair Labor Standards Act (FLSA).

In addition to your cash compensation, you will also receive a non-qualified stock option to purchase 100,000 shares of Websense common stock, subject to the approval of the Board of Directors of Websense, Inc. One quarter of your options will cliff vest one year after the grant date, with the remaining options vesting monthly for the remaining three years. Your grant date will be the last business day of the calendar month in which your employment begins, and your option exercise price will be the closing price of Websense’s common stock on that date.

Subject to the approval of the Board of Directors of Websense, you will also receive 50,000 restricted stock units (RSUs) for Websense common stock. An RSU is a grant of a pre-determined number of shares of Websense stock that you will receive at a future date or dates. After you satisfy each time-based vesting requirement, Websense will issue you the number of shares vested at that time, less the amount of shares owed to cover employee income tax and other withholdings because the shares are employee compensation. You will not need to pay any purchase price for these shares. One quarter of your RSUs would cliff vest one year after the grant date, with the remaining RSUs vesting semi-annually for the remaining three years. The Board of Directors of Websense generally grants RSUs on a quarterly basis, in February, May, August and November, with RSUs being granted for employment commencement dates in the preceding three months (for example, employees starting in May, June or July generally have their RSUs granted in August).

Websense will directly pay the usual and customary cost of transporting your personal belongings to San Diego through our relocation program. These costs must be approved by Websense’s Human Resources department before they are incurred. Websense will also provide you $17,000.00 (less applicable payroll tax withholding requirements) toward the reimbursement of incremental expenses incurred by your move to San Diego. Should you terminate your employment with Websense within one year of reimbursement, all moving expenses and reimbursements must be repaid to the company.

Included in your compensation is a comprehensive benefits package: life, long-term disability, dental, vision, medical insurance, an optional 401(k) savings plan, Employee Stock Purchase Plan (ESPP) cafeteria (flex 125) plan, health club discount membership, and Employee Assistance Plan. Websense, Inc. currently pays 90% of your health and dental premiums and 70% of the premiums for your dependents. You are eligible to participate in the Websense insurance plans the first day of the month following your date of hire. In addition, you will receive fifteen days of accrued paid vacation per twelve month period, ten days of holiday pay and five days of sick leave per year.

As an employee of Websense, Inc., you will be required to comply with all company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Websense, Inc.’s policy prohibiting unlawful harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment. All employees are required to sign a proprietary invention agreement as a condition of employment. In addition, and in accordance with the Federal Immigration Reform Act of 1986, our offer is contingent upon your being able to furnish, on the first day you report to work, documents which verify both your identity and eligibility for employment in the United States.

Websense reserves the right to change or eliminate any or all of its benefits at any time. Websense is an “at will” employer. This means that you may terminate your employment at Websense at any time for any reason whatsoever, simply by notifying the CEO and Human Resources. Likewise, Websense may terminate your employment at any time for any reason whatsoever, with or without cause or advance notice. This at will employment relationship cannot be changed except in writing signed by the Chief Executive Officer of Websense. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

If this letter accurately reflects your understanding of this employment relationship, please sign below to indicate your acceptance, and return it to me no later than July 13, 2009. If you would like to fax this letter back to me, please fax it to my confidential fax number: (858) 784-4040. We look forward to having you join our team!

Sincerely,

Gene Hodges CEO Websense, Inc.

Accepted By:

Didier Guibal